Exhibit 99.1
Cardiac Science Announces Preliminary
2008 Revenue of $206 Million
Restructuring initiated to continue profitability and support future growth
Bothell, WA — January 14, 2009 — Cardiac Science [NASDAQ: CSCX], a global leader in advanced cardiac diagnosis, resuscitation, rehabilitation, and informatics products, today announced preliminary revenue results for the fourth quarter ended December 31, 2008. The Company expects total revenue of approximately $51 million for the fourth quarter and approximately $206 million for the full year 2008. This represents an increase of approximately 13% from the $182.1 million in revenue in fiscal 2007 and is in line with the Company’s earlier guidance.
“Our business remained strong through the fourth quarter and we achieved an important corporate milestone by exceeding $200 million in revenue for the full year,” said John Hinson, president and chief executive officer. “However, as we look ahead to 2009, we are seeing the potential for slower demand due to the weakening world economy. Consequently, we have decided to proactively reduce our cost structure, which will position the company to operate profitably under a broad range of economic scenarios and to take advantage of strategic opportunities that may arise,” Mr. Hinson added.
The restructuring involves reducing current staff by approximately 12% and reducing other expenses. As part of the plan, certain functions, including marketing and product development, will also be reorganized to increase efficiency and to support future growth. The Company expects to incur pre-tax charges of between $1.0 and $1.2 million in the first quarter of 2009 to reflect expenses associated with the restructuring.
The fourth quarter and full year 2008 revenue estimates are preliminary. The Company anticipates it will announce complete financial results for fourth quarter and full year 2008 in late February 2009.
About Cardiac Science
Cardiac Science develops, manufactures, and markets a family of advanced diagnostic and therapeutic cardiology devices and systems, including automated external defibrillators (AEDs), electrocardiograph devices (ECGs), cardiac stress systems and treadmills, Holter monitoring systems, hospital defibrillators, cardiac rehabilitation telemetry systems, and cardiology data management systems (informatics) that connect with hospital information (HIS), electronic medical record (EMR), and other information systems. The company sells a variety of related products and consumables and provides a portfolio of training, maintenance, and support services. Cardiac Science, the successor to the cardiac businesses that established the trusted Burdick®, HeartCentrix®, Powerheart®, and Quinton® brands, is headquartered in Bothell, Washington. With customers in more than 100 countries worldwide, the company has operations in North America, Europe, and Asia. For information, call 425.402.2000 or visit http://www.cardiacscience.com.
Forward Looking Statements
This press release contains forward-looking statements. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Forward looking statements in this press release include, but are not limited to, those relating to Cardiac Science Corporation’s expectations regarding revenues for the fourth quarter and full year 2008, charges relating to the restructuring announced in this press release, and expectations regarding the impact of the restructuring on 2009 operating results. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause or contribute to such varying results and other risks are more fully described in Cardiac Science Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2008. Cardiac Science Corporation undertakes no duty or obligation to update the information provided herein.
For more information,

Company Contact:	Investor Contact:	Media Contact:
Mike Matysik	Doug Sherk	Christopher Gale
Cardiac Science Corporation	Jenifer Kirtland	EVC Group Inc.
Senior Vice President and CFO	EVC Group Inc.	646.201.5431
425.402.2009	415.896.6820	203.570.4681
		cgale@evcgroup.com
LOGO: http://www.cardiacscience.com/images/main_logo.gif
CSCX-F
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